Exhibit 99.1

SWS Group Reports Net Income of $31.9 Million for Fiscal 2008

Fourth Quarter Diluted EPS of 31 Cents versus 25 Cents

DALLAS, August 27, 2008 – SWS Group, Inc. (NYSE: SWS) today reported net income of $31.9 million, or diluted earnings per share (EPS) of $1.17, on net revenues of $301.6 million for fiscal 2008, compared with net income of $37.6 million, or diluted EPS of $1.38, on net revenues of $273.6 million for fiscal 2007. Net revenue is total revenue less interest expense.

For the fourth quarter ended June 27, 2008, SWS recorded net income of $8.4 million, or diluted EPS of 31 cents, on net revenues of $87.8 million, compared with net income of $7.0 million, or diluted EPS of 25 cents, on net revenues of $65.5 million in the fourth quarter of the prior fiscal year.

A $1.1 million extraordinary gain, 4 cents per diluted share, from the acquisition of M.L. Stern & Co. is included in net income for the fourth quarter and fiscal year just concluded.

Adjusted income from continuing operations was $30.9 million, or diluted EPS of $1.13, in fiscal 2008, compared with $34.5 million, or diluted EPS of $1.26, in the prior fiscal year. In fiscal 2007, the adjustment eliminates the 3 cents per share impact of the company’s investment in NYX common stock and the 8 cents per share gain from company-owned life insurance proceeds. (See Non-GAAP Reconciliation table at the end of this release.)

“We are very pleased with our quarterly and annual financial results considering the disruptions the financial industry has experienced over the past year,” said President and Chief Executive Officer Donald W. Hultgren. “Our institutional businesses – securities lending, fixed income, municipal securities and investment banking – had an outstanding year and fourth quarter. Our retail brokerage, clearing and banking segments made progress toward their business goals in spite of turbulent markets and a tough economic environment.”

Hultgren said the results of M.L. Stern & Co., which were included in SWS Group’s consolidated financial statements for the fourth quarter, made a positive contribution to the company’s retail segment. “M.L. Stern and Tower Asset Management are excellent additions to our private client business,” he said. “Our associates at M.L. Stern will play an important role in growing our brokerage business.”

(more)

SWS Reports Fiscal 2008 and Fourth Quarter Results / 2

“Many of our business lines are in a building period,” Hultgren continued. “Our Clearing Services Division, for example, has incurred heavier than usual expenses as the new head of clearing restructures that business to enhance the correspondent’s experience, increase operational efficiency and drive future growth. We believe the investment we’re making in building our business segments will reward our shareholders as those efforts mature.”

Hultgren said the bank continued to diversify and increase its lending in areas that are experiencing good demand such as commercial, small business and commercial real estate. He said interest rates began to stabilize in the fourth quarter of fiscal 2008, resulting in improved net interest margins. “We are continuing to recruit experienced bankers and open new, full-service banking centers,” Hultgren said. The bank recently had a grand opening for its new banking center in Waxahachie, Texas and will open its first out-of-state banking center in Ruidoso, New Mexico in a few weeks.

The company’s net revenues increased $28.0 million from fiscal 2007 to fiscal 2008. Commissions increased $21.0 million, net interest increased $10.7 million, investment banking, advisory and administrative fees improved $4.1 million, and net revenue from clearing organizations rose $1.5 million. The rise in commission revenue primarily resulted from the acquisition of M.L. Stern and higher commissions in the fixed income business. Net interest revenue improved because of an improved spread earned on securities lending balances, investments in tax-exempt municipal auction rate bonds and higher average loan balances at the bank. An increase in money market fees and fees from M.L. Stern resulted in increased investment banking, advisory and administrative fee revenues. These increases were partially offset by a decrease in net gains on principal transactions of $6.8 million. The prior fiscal year included a $1.2 million gain on the value of NYX stock as well as a $2.7 million gain on the restructuring of a commercial mortgage backed security. Trading profits were also reduced in fiscal 2008 as a result of carrying lower inventories.

Operating expenses increased $35.1 million for fiscal 2008 as compared with operating expenses for the prior fiscal year. Commissions and other employee compensation increased $23.9 million. Occupancy, equipment and computer service costs increased $3.6 million, and other expense increased $6.7 million. Compensation expenses rose as a result of the acquisition of M.L. Stern in the fourth quarter and expenses related to the employment of a new head of clearing and new lenders and staff at the bank. Occupancy,

(more)

SWS Reports Fiscal 2008 and Fourth Quarter Results / 3

equipment and computer service costs increased primarily because of increased maintenance expenses for the CSS software system and new branch offices in the retail, institutional and banking business segments. Other expense increased as a result of higher professional and legal services costs of $4.2 million as well as an increase in the provision for loan loss of $2.9 million.

Net revenue for the fourth quarter was $87.8 million, an increase of 34 percent over net revenue for the fourth quarter of fiscal 2007. Pretax income of $11.4 million was up $451,000, or 4 percent, over pretax income recorded for the prior year’s fourth quarter. The increase in net revenue was driven by the M.L. Stern acquisition, increased net interest revenue from improved stock loan spreads, and improved results in the corporate finance and fixed income businesses. While pretax income in the institutional segment increased 163.5 percent in the fourth quarter of fiscal 2008 from the prior year period, this increase was offset by increased expenses in the other segments.

Southwest Securities processed 31.6 million securities transactions in fiscal 2008 compared with 17.4 million in fiscal 2007, an increase of 82 percent. The firm served 201 correspondents at the end of fiscal 2008.

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., M.L. Stern & Co., SWS Financial Services, Inc., Southwest Securities, FSB and Southwest Insurance Agency.

Forward-Looking Statements

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, the volume of trading in securities, the volatility of securities prices and interest rates, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

CONTACT:	Jim Bowman, VP, Corporate Communications, Southwest Securities, 214.859.9335,
jbowman@swst.com

(more)

FINANCIAL STATEMENTS FOLLOW

SWS Reports Fiscal 2008 and Fourth Quarter Results / 4

Non-GAAP Reconciliation

SWS has included the presentation of income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of the gain realized from our investment in NYX common stock and the proceeds from company-owned life insurance. SWS believes this presentation is useful to investors because it is more indicative of SWS’ income and diluted earnings per share from ongoing operations. Management has provided this information to assist the reader in understanding the impact of our investment in NYX common stock for fiscal 2007 and fiscal 2008 and the gain recognized on company-owned life insurance in fiscal 2007. While management believes these non-GAAP financial measures are useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

(In thousands, except per share amounts)

	Fiscal Year 2008	Fiscal Year 2007
Income from continuing operations	$30,854	$37,507
Impact of investment in NYX common stock	—	(758)
Gain from insurance proceeds	—	(2,289)

Adjusted income from continuing operations	$30,854	$34,460

EPS from continuing operations – diluted – GAAP	$1.13	$1.37
Impact of investment in NYX common stock	—	(0.03)
Gain from insurance proceeds	—	(0.08)

EPS from continuing operations – diluted – adjusted	$1.13	$1.26

Segment Results

(In thousands)

	Fiscal 2008		Fiscal 2007		4th Quarter 2008		4th Quarter 2007
	Net Revenue	Pretax Income	Net Revenue	Pretax Income	Net Revenue	Pretax Income	Net Revenue	Pretax Income
Clearing	$37,138	$11,611	$38,677	$19,950	$8,175	$1,418	$10,215	$5,502
Retail	92,249	12,055	76,715	13,015	31,521	2,776	19,670	3,450
Institutional	120,739	45,140	101,619	29,839	34,760	14,245	23,489	5,407
Bank	53,970	17,701	51,106	25,235	14,735	3,734	13,546	6,539
Other consolidated entities	(2,465)	(37,398)	5,498	(31,826)	(1,402)	(10,809)	(1,457)	(9,985)

Consolidated	$301,631	$49,109	$273,615	$56,213	$87,789	$11,364	$65,463	$10,913

(more)

SWS Reports Fiscal 2008 and Fourth Quarter Results / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 27, 2008 and June 29, 2007

(In thousands, except par values and share amounts)

	June 27, 2008	June 29, 2007
Assets
Cash and cash equivalents	$39,628	$128,760
Assets segregated for regulatory purposes	322,575	319,265
Receivable from brokers, dealers and clearing organizations	2,849,982	3,117,766
Receivable from clients, net of allowances	286,945	344,125
Loans held for sale	359,945	148,013
Loans, net	925,758	756,037
Securities owned, at market value	198,573	119,621
Securities purchased under agreements to resell	9,862	42,486
Goodwill	7,552	7,552
Marketable equity securities available for sale	6,964	3,793
Other assets	110,467	87,167

Total assets	$5,118,251	$5,074,585

Liabilities and Stockholders’ Equity
Short-term borrowings	$86,800	$4,000
Payable to brokers, dealers and clearing organizations	2,794,377	3,051,956
Payable to clients	556,029	581,118
Deposits	1,071,973	897,150
Securities sold under agreements to repurchase	6,342	17,829
Securities sold, not yet purchased, at market value	26,511	63,470
Drafts payable	19,657	25,718
Advances from Federal Home Loan Bank	166,250	66,989
Other liabilities	67,306	59,482

Total liabilities	4,795,245	4,767,712

Minority interest in consolidated subsidiaries	—	426

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 28,269,134 and outstanding 27,195,609 shares at June 27, 2008; issued 28,197,278 and outstanding 27,491,528 shares at June 29, 2007	2,827	2,819
Additional paid-in capital	269,360	268,575
Retained earnings	62,100	39,729
Accumulated other comprehensive income – unrealized holding gain (loss), net of tax	(1,194)	1,417
Deferred compensation, net	1,994	1,644
Treasury stock (1,073,525 shares at June 27, 2008 and 705,750 shares at June 29, 2007, at cost)	(12,081)	(7,737)

Total stockholders’ equity	323,006	306,447

Total liabilities and stockholders’ equity	$5,118,251	$5,074,585

(more)

SWS Reports Fiscal 2008 and Fourth Quarter Results / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and twelve months ended June 27, 2008 and June 29, 2007

(In thousands, except per share and share amounts)

	Three Months Ended June 27, 2008	Three Months Ended June 29, 2007	Twelve Months Ended June 27, 2008	Twelve Months Ended June 29, 2007
Revenues:
Net revenues from clearing operations	$3,319	$3,338	$13,951	$12,451
Commissions	35,790	25,136	111,368	90,398
Interest	68,792	73,904	281,422	292,062
Investment banking, advisory and administrative fees	11,093	7,164	37,517	33,411
Net gains (losses) on principal transactions	2,720	(1,006)	8,653	15,460
Other	6,059	6,618	24,616	27,116

Total revenue	127,773	115,154	477,527	470,898

Interest expense	39,984	49,691	175,896	197,283

Net revenues	87,789	65,463	301,631	273,615

Non-Interest Expenses:
Commissions and other employee compensation	55,811	39,378	183,830	159,915
Occupancy, equipment and computer service costs	7,726	6,357	27,093	23,454
Communications	2,888	2,319	10,091	8,826
Floor brokerage and clearing organization charges	1,031	1,213	2,257	3,904
Advertising and promotional	1,430	678	3,861	2,586
Other	7,539	4,605	25,390	18,717

Total non-interest expenses	76,425	54,550	252,522	217,402

Income from continuing operations before income tax expense	11,364	10,913	49,109	56,213
Income tax expense	4,054	3,984	18,255	18,706

Income from continuing operations	7,310	6,929	30,854	37,507
Discontinued operations:
Income from discontinued operations	—	44	29	175
Income tax expense	—	(14)	(9)	(55)
Minority interest	—	(5)	(3)	(18)

Income from discontinued operations	—	25	17	102

Income before extraordinary gain	7,310	6,954	30,871	37,609
Extraordinary gain, net of tax of $571	1,061	—	1,061	__

Net income	8,371	6,954	31,932	37,609
Net income (loss) recognized in other comprehensive income	(494)	(570)	(2,611)	192

Comprehensive income	$7,877	$6,384	$29,321	$37,801

Earnings per share – basic
Income from continuing operations	$0.27	$0.25	$1.13	$1.39
Income from discontinued operations	—	—	—	—
Income from extraordinary gain	0.04	—	0.04	—

Net income	$0.31	$0.25	$1.17	$1.39

Weighted average shares outstanding – basic	26,940,762	27,332,891	27,227,848	26,972,392

Earnings per share – diluted
Income from continuing operations	$0.27	$0.25	$1.13	$1.37
Income from discontinued operations	—	—	—	0.01
Income from extraordinary gain	0.04	—	0.04	—

Net income	$0.31	$0.25	$1.17	$1.38

Weighted average shares outstanding – diluted	27,129,046	27,650,866	27,378,437	27,284,218